Exhibit (d)(4)


                            KELMOORE STRATEGIC TRUST

                          INVESTMENT ADVISORY AGREEMENT
                                  MAY 17, 2006


This Investment Advisory Agreement is dated as of the l7th of May, 2006, by and between Kelmoore Strategic Trust, a Delaware statutory trust (the "Trust"), on behalf of each series of the Trust listed in Schedule I attached hereto, as such Schedule may be amended from time to time (individually, a "Fund" and collectively, the "Funds") and Kelmoore Investment Company, Inc., a California corporation (the "Adviser" or, at times, "Kelmoore").

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Kelmoore is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and as a broker-dealer under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory and other services to the Funds pursuant to the terms and provisions of this Agreement, and the Adviser is interested in furnishing said services.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the parties hereto agree as follows:

SECTION 1. APPOINTMENT.

The Trust hereby appoints the Adviser to act as investment adviser to the Funds listed on Schedule I hereto for the period and on the terms and subject to the conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided, Additional series of the Trust may from time to time be added to those covered by this Agreement by the parties' execution of a new Schedule I that shall become effective as of the date stated on the Schedule and shall supersede any Schedule I having an earlier date.

SECTION 2. INVESTMENT ADVISORY AND OTHER SERVICES.

Subject to the supervision of the Trust's Board of Trustees (the "Board"), the Adviser shall provide a continuous investment program for each of the Funds, including investment, research and management with respect to all securities and investments and cash equivalents in the Funds. The Adviser shall determine from time to time what securities and other investments will be purchased, retained or sold by the Trust

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with respect to the Funds. The Adviser shall provide the services to each Fund under this Agreement in accordance with its respective investment objective, policies, and restrictions as stated in such Fund's most current Prospectus and Statement of Additional Information, including all amendments or supplements thereto, and in such resolutions of the Board as may be adopted from time to time. The Adviser further agrees that it:

(a) will use the same skill and care in providing such services as it uses in providing services to any fiduciary accounts for which it has investment responsibilities;

(b) will conform with all applicable rules and regulations of the U.S. Securities and Exchange Commission (the "Commission") and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Adviser;

(c) may place orders pursuant to its investment determinations for the Funds either directly with an issuer or with any broker-dealer, including Kelmoore, as broker. In placing orders with broker-dealers, the Adviser will seek to obtain best execution and is hereby directed to seek prompt execution of orders in an effective manner at the most favorable price or overall proceeds. Consistent with this obligation, the Adviser may, in its discretion, purchase and sell portfolio securities to and from broker-dealers who provide the Adviser with brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) and any interpretations thereto. Subject to the Board's review from time to time with respect to the extent and continuation of this policy, the Adviser is authorized to pay a broker-dealer who provides such brokerage and research services in connection with effecting a securities transaction for any of the Funds a commission that may be in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which it exercises investment discretion. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, and consistent with its duty to seek best execution, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients In

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placing orders with Kelmoore as broker for the Trust, Kelmoore will comply with the procedures adopted by the Trust's Board pursuant to Rule 17e-1 under the 1940 Act.

(d) will maintain all books and records with respect to the securities transactions of the Funds and will furnish the Trust's Board such periodic and special reports with respect to each Fund's investment activities as the Board may reasonably request; and

(e) will advise and assist the officers of the Trust in taking such actions as may be necessary or appropriate to carry out the decisions of the Board and of the appropriate committees of the Board regarding the conduct of the business of the Funds.

SECTION 3. EXPENSES.

During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities, duties and obligations under this Agreement, other than the costs of securities (including brokerage fees, if any) purchased for the Funds. The Adviser will also furnish the Funds with office space and equipment necessary for the conduct of the Funds' business.

SECTION 4. COMPENSATION.

For the services provided and the expenses assumed pursuant to this Agreement, each of the Funds will pay the Adviser and the Adviser will accept as full compensation therefor the annual fee set forth on Schedule I hereto. The obligations of the Funds to pay the above described fee to the Adviser will begin as of the respective dates of the initial public sale of shares in the Funds, including any shares sold or exchanged in connection with a merger, consolidation or reorganization involving one or more of the Funds. Such fee shall be paid monthly based upon each respective Fund's average daily net assets calculated in the manner provided in the Prospectus and Statement of Additional Information then in effect.

The fee shall be accrued daily by each Fund and paid to the Adviser within five
(5) business days after the end of each calendar month, If this Agreement is terminated before the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect and shall be payable within ten (10) days after the date of termination,

The Adviser may voluntarily waive fees or reimburse expenses to a Fund at any time. Any amounts waived or reimbursed by the Adviser are subject to reimbursement by the Fund within the following three years, to the extent such reimbursement by the Fund would not cause the Fund to exceed any current expense limitation.
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SECTION 5. LIMITATION OF LIABILITY.

The Adviser shall not be liable for any error of judgment or mistake of fact or law or for any loss suffered by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.


SECTION 6. DURATION AND TERMINATION.

This Agreement shall become effective at the time the Trust's initial Registration Statement under the Securities Act of 1933 with respect to the shares of a Fund listed on Schedule I shall remain in effect for a period of two
(2) years, unless sooner terminated as hereinafter provided, This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by
(i) the vote of the Board or the vote of a majority of the outstanding voting securities of such Fund, and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on sixty days' written notice, without the payment of any penalty, by the Trust (by vote of the Board or by vote of a majority of the outstanding voting securities of such Fund) or by the Adviser, This Agreement will automatically terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed to the other party at the principal office of such party.

As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meanings as ascribed to such terms in the 1940 Act.

SECTION 7. NAME.

The word "Kelmoore" in the name of the Trust or the Funds is understood to be used by the Trust with the Adviser's consent, and the Trust is hereby granted a non-exclusive license to use the name "Kelmoore Strategic Trust" and to use the word "Kelmoore" in any Fund's name provided that the Trust and the Funds may use such name only so long as (i) the Adviser shall continue to be retained by the Trust and the Funds as their adviser pursuant to an investment advisory agreement between the Trust and the Adviser, as from time to time amended or supplemented, or (ii) the Adviser shall specifically consent in writing to such continued use. Any such use by the Trust and the Funds shall in no way prevent the Adviser or any of its successors or

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assigns from using or permitting the use of the name "Kelmoore" alone or with any other word or business whether or not the same directly or indirectly competes or conflicts with the Trust or its business in any manner. To the extent permitted by the 1940 Act and the rules and regulations thereunder, and Investment Company Act Release No. 5510, in the event that the Adviser shall cease to be the adviser of the Trust and the Funds, the Trust, upon the Adviser's written request, shall take such further action as may be necessary to delete from its name and the name of the Funds the terms "Kelmoore" and "Kelmoore Strategy(R)" and thereafter (i) cease to use the name "Kelmoore Strategic Trust" and omit the terms "Kelmoore" and "Kelmoore Strategy(R) from the Funds' names or any name deceptively similar thereto or to "Kelmoore Investment Company" in any way whatsoever, and (ii) for such period and in such manner as may reasonably be required by you, on all letterheads and other material designed to be read or used by salesmen, underwriters or investors, state in a prominent position and prominent type that Kelmoore Investment Company, Inc. ceased to be the adviser of the Trust and the Funds.

SECTION 8. ADVISER'S REPRESENTATIONS.

The Adviser hereby represents and warrants that it is willing, and possesses all requisite legal authority, to provide the services contemplated by this Agreement without violation of applicable laws and regulations.

SECTION 9. AMENDMENT OF THIS AGREEMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

SECTION 10. MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of California.

All persons contracting with or having any claim against the Trust or a particular Fund shall look only to the assets of all Funds or such particular Fund for payment under such contract or claim; and neither the Board nor, when acting in such capacity, any of the Trust's shareholders, officers, employees or agents, whether past, present or future, shall be personally liable therefor.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

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KELMOORE STRATEGIC TRUST                      KELMOORE INVESTMENT COMPANY, INC.

By:    /s/ Matthew Kelmon                     By:    /s/ Ralph M. Kelmon
       --------------------------                    --------------------------

Name:  Matthew Kelmon                         Name:  Ralph M. Kelmon

Title: President                              Title: CEO

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                                   SCHEDULE I
                                   ----------
                                  MAY 17, 2006


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NAME OF FUND                                    DATE            ANNUAL FEE
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Kelmoore Strategy(R) Capitol Fund               May 17, 2006    1.00%
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KELMOORE STRATEGIC TRUST                      KELMOORE INVESTMENT COMPANY, INC.

By:    /s/ Matthew Kelmon                     By:    /s/ Ralph M. Kelmon
       --------------------------                    --------------------------

Name:  Matthew Kelmon                         Name:  Ralph M. Kelmon

Title: President                              Title: CEO